FOR IMMEDIATE RELEASE

Contact:

Eric Miller

SVP Investor Relations

Intersections Inc.

(703)488-6100

intxinvestorrelations@intersections.com

Intersections Names Jack Albertine to its Board of Directors

August 13, 2008 – CHANTILLY, VA. – Intersections Inc. (NASDAQ: INTX), a leading global provider of consumer and corporate identity risk management services, today announced that it has named Dr. John M. “Jack” Albertine to its Board of Directors as an independent director and a member of the Audit Committee. Dr. Albertine, who holds a Ph.D. in economics from the University of Virginia, has served on numerous corporate boards over the years. Dr. Albertine fills the vacancy resulting from the Board of Directors not nominating Steven F. Piaker to stand for re-election at the Company’s last annual meeting.

“We are honored to have Jack join our board of directors,” said Michael Stanfield, Chairman and Chief Executive Officer. “He brings a great deal of knowledge and experience and an outstanding track record as an advisor to public companies. We are also delighted that Jack has agreed to serve as a member of our Audit Committee, where we expect he will bring his considerable experience as an economist to bear for the benefit of our company.”

Dr. Albertine, 64, has been the chairman and chief executive officer of Albertine Enterprises, Inc., a consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, an investment bank he founded that provides finance, public policy and legal assistance to clients; and since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. Dr. Albertine served as president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; and as head of a presidential committee on aviation safety under President Ronald Reagan from 1987 to 1988. Dr. Albertine is also chairman of the board of directors of Integral Systems, Inc., a manufacturer of satellite ground systems and equipment; a director of Kadant Inc., a supplier to the global pulp and paper industry; a board member of the Virginia Retirement System, a public pension fund; and a member of Virginia Governor Tim Kaine’s Board of Economic Advisors.

The appointment of Dr. Albertine as an independent director to serve on the company’s audit committee brings Intersections into compliance with NASDAQ Marketplace Rule 4350, which requires public companies listed on the NASDAQ National Market System to have three independent directors serving on this committee.

About Us

Intersections Inc. (NASDAQ: INTX) is a leading global provider of consumer and corporate identity risk management services. Its premier identity theft, privacy, and consumer solutions are designed to provide high value, revenue generating opportunities to its marketing partners, including leading financial institutions, Fortune 100 corporations and other businesses. Intersections also markets full identity theft protection solutions under its brand, IDENTITY GUARD®. Intersections’ consumer identity theft protection services actively safeguard more than 8 million consumers against identity theft.

To address the growing threat of corporate fraud, Intersections and its subsidiaries provide cutting edge identity risk management solutions including:

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Pre-employment background screening, provided domestically through American Background Information Services, Inc., and internationally through Control Risks Screening Limited (London, United Kingdom) and Control Risks Screening PE (Singapore).

•	Corporate brand protection, provided by Net Enforcers, Inc.
•	Security breach remediation, provided by Intersections to enable companies to respond to security incidents and mitigate potential damage to their employees, customers, and corporate brands.
•	Software and data management, provided by Captira Analytical, LLC to assist the bail bond industry in managing workflow and data requirements.

For more information, please visit our website at www.intersections.com

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